EXHIBIT A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 12, 2016

INTERWEST PARTNERS IX, LP

		By:	InterWest Management Partners IX, LLC
its General Partner

By:	/s/ Bruce A. Cleveland	By:	/s/ Gilbert H. Kliman
Name:	Bruce A. Cleveland		Managing Director

INTERWEST MANAGEMENT PARTNERS IX, LLC

By:	/s/ Philip T. Gianos
Name:	Philip T. Gianos	By:	/s/ Gilbert H. Kliman
Managing Director

By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes	INTERWEST VENTURE MANAGEMENT COMPANY

By:	/s/ Gilbert H. Kliman	By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman		Secretary

By:	/s/ Khaled A. Nasr
Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky

By:	/s/ Douglas A. Pepper
Name:	Douglas A. Pepper